EX-99.d.2

FORM OF AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS AMENDMENT to Exhibit A to the Investment Management Agreement dated September 24, 2004 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the __ day of ____________, 2008, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund. This Amendment supersedes all previous amendments to Exhibit A to the Agreement.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Emerging Markets Fund	September 24, 2004	1.25% on the first $500 million; 1.20% on the next $500 million; 1.15% on the next $1,500 million; and 1.10% on assets in excess of $2,500 million
Delaware Global Value Fund	March 30, 2006	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1,500 million; and 0.70% on assets in excess of $2,500 million
Delaware International Value Equity	September 24, 2004	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1,500 million; and 0.70% on assets in excess of $2,500 million
Delaware Focus Global Growth Fund	December 29, 2008	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1,500 million; and 0.70% on assets in excess of $2,500 million

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP GLOBAL &
a series of Delaware Management Business		INTERNATIONAL FUNDS

By:		By:
Michael J. Hogan		Patrick P. Coyne
Executive Vice President/Head of		Chairman/President/Chief Executive
Equity Investments		Officer

Attest:		Attest:
Name:		Name:
Title:		Title:

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